Exhibit 99.2

Electromed, Inc.

FY2015 Q3 Letter to Shareholders

Making life’s important moments possible – one breath at a time.®

To our shareholders

It is my pleasure to be writing to you to discuss the Company’s results for the third quarter of fiscal 2015, our outlook for the balance of the year and our strategies for continued growth and profit improvement. The third quarter was the fourth consecutive quarter in which we reported a net profit and we continued to show solid growth in revenues. Net revenues were up 15.2% over the third quarter of fiscal 2014 to $4.6 million and we reported a profit of $37,000. For the first nine months of fiscal 2015, net revenues rose 30.7% to $14.2 million and we reported net income of $0.10 per share compared to a loss of $0.19 per share in the first nine months of fiscal 2014.

Gross margin the third quarter of fiscal 2015 was 69.3% compared to 63.7% in the year earlier third quarter and was consistent with the first two quarters of fiscal 2015. We believe we can improve gross margins further as we reduce the manufacturing cost of the SmartVest® SQL®, the Company’s newest product.

Selling, general and administrative expenses rose 14.7% in the quarter due in part to timing of certain annual fees and higher professional fees. We will continue to manage operating expenses carefully and expect to gain leverage as we grow revenues. Referrals showed strength as we exited the quarter and realize the benefits of earlier investments in sales training, time and territory management, and hiring more experienced sales people through the replacement of low performers. We are expanding the sales team in the fourth quarter to provide greater focus in denser populated regions of the United States, enhancing our ability to grow revenues over the longer term.

While revenue growth was solid, it did slow somewhat from the rates of growth we saw in the first and second quarters of fiscal 2015. Total revenue growth in the home care business was 18.5% compared to the third quarter of the prior fiscal year, but declined on a sequential basis. This was largely due to an increase in average reimbursement per approval compared to the prior year combined with a decrease in approvals compared to the prior quarter. The sequential decrease in approvals was primarily attributable to the referral mix and not indicative of a longer term trend. As a reminder, there are a number of factors that may affect approvals. Some examples include diagnoses that are not assured of reimbursement and whether the individual patient meets medical criteria for reimbursement. With the improved productivity of our sales people, our sales team expansion plans and continued strong performance by our reimbursement team, we again expect to see sequential growth in home care revenue.

Sales to institutions were strong in the third quarter of fiscal 2015, with revenue up 30% to $571,000 compared to the year earlier quarter. Institutional sales are important for us as patients are often introduced to high frequency chest wall oscillation (HFCWO) therapy in an institutional setting and then are prescribed a device to use at home when they are discharged.

Cash flow continued to be positive in the third quarter with cash flow from operations of over $500,000 and we ended the quarter with $2.9 million in cash on our balance sheet. The Company’s finances are the healthiest they have been in some time and provide us the resources we need to grow and build the business.

In last quarter’s letter, I noted that SQL continues to receive positive feedback from physicians, clinicians and patients, and we believe it is the most attractive HFCWO product in the market. I also noted that it can take time to gain traction in a clinic as practitioners often become comfortable with a product and tend to consistently prescribe that product. We have seen indications in the last few months that our sales efforts are beginning to bear fruit as referrals have been trending above the previous year’s levels. While it is still early to describe this as a trend shift, the evidence to date is encouraging.

We are excited about the future opportunities in the HFCWO market.  Some market research suggests the aging population and better diagnostic techniques could reveal a significantly larger group of patients suffering with bronchiectasis and related conditions.  These patients have damaged airways which make them excellent candidates for HFCWO therapy and our SQL offering is an ideal solution.  We believe the total addressable market might be several times larger than what is currently assumed and we are positioning the Company to capture more of that market as it becomes available.  This is an exciting time for Electromed!

I am very proud of the entire Electromed team as they have overcome numerous obstacles to return the Company to consistent revenue growth and profitability. They are a talented group with an intense focus on improving the experience patients have with our products. The Electromed team understands that our products have a significant impact on the lives of patients and they approach that responsibility with passion and commitment.

Thank you, shareholders, for your continued support.

Sincerely,

Kathleen Skarvan

Chief Executive Officer

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “anticipate,” “believe,” “expect,” “will” and similar words. Forward-looking statements made in this release include the Company’s beliefs regarding continued progress in its reimbursement, product launch timing, revenue growth and cost control strategies. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effect of new legislation on our industry and business, the effectiveness of our sales and marketing and cost control initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.